                                                                    EXHIBIT 11

                SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                     YEAR (52 WEEKS) ENDED DECEMBER 29, 1996


                                                                                          Primary            Fully Diluted
                                                                                          -------            -------------
Net income                                                                              $1,443,965             $1,443,965
Preferred share accretion                                                                 (117,000)              (117,000)
                                                                                        ==========             ==========
Net income for the computation of per share earnings                                    $1,326,965             $1,326,965
                                                                                        ==========             ==========
Net income per share of common stock                                                    $     0.41             $     0.37
                                                                                        ==========             ==========
Weighted average common stock issued and outstanding                                     2,722,885              2,722,885

Options and warrants granted:

                                      Number of            Exercise Price
Date                              Exercisable Shares         Per Share
   December 15, 1994                   101,000            $5.00 to $8.25                *   14,206                 24,425
   December 29, 1994                   229,904                $5.50                     *   42,297                 85,393
       June 30, 1995                   350,000                $3.25                     *  186,424                224,000
       June 30, 1995                    75,000                $3.75                     *   33,272                 42,957
  September 11, 1995                   159,960                $5.00                     *   41,295                 68,555
  September 19, 1995                   200,000                $3.50                     *   96,142                130,000
    February 1, 1996                   150,000                $3.50                     *   55,416                 77,142
      April 23, 1996                   799,900                $6.00                     *   60,318                172,662
        May 13, 1996                   117,376                $6.00                     *    8,851                 28,356
        May 13, 1996                   210,000                $6.00                     *   14,980                 44,876
                                                                                        ==========              =========
                                                                                         3,276,086              3,607,927
                                                                                        ==========              =========

Weighted average common stock and common stock equivalents outstanding


* Earnings per common share is computed by dividing net income by the weighted average number of shares of common stock and dilutive options and warrants using the treasury stock method.